UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14A-12
BANK7 CORP.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 8, 2022
Dear Fellow Shareholder:
We invite you to attend our 2022 Annual Meeting of Shareholders of Bank7 Corp. to be held at the Bank7 corporate offices located at 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116 on May 26, 2022 at 11:30 a.m., Central Time.
The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. Immediately following the meeting, a report on our operations will be presented, including a question-and-answer and discussion period. Our 2021 results are presented in detail in our Annual Report.
Your vote is very important. We encourage you to read the Proxy Statement and vote your shares as soon as possible. Whether or not you plan to attend, you can be sure your shares are represented at the Annual Meeting by promptly submitting your vote by the Internet, by telephone or, if you request a paper copy of the proxy materials and receive a proxy card, by mail.
Thank you for investing in Bank7 Corp. We look forward to seeing you May 26th.
Sincerely,

Chairman of the Board

Director, President and Chief Executive Officer

BANK7 CORP.
NOTICE OF ANNUAL MEETING
The Annual Meeting of Shareholders of Bank7 Corp. (the “Company,” “we,” “our,” or “us”) will be held at the Bank7 corporate offices located at 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116 on May 26, 2022 at 11:30 a.m., Central Time.
The Annual Meeting is for the purpose of considering and acting upon:
1.	The election of nine nominees nominated by our board of directors and named in the proxy statement;
2.	The ratification of the appointment of BKD LLP as the independent registered public accounting firm for the year 2022; and
3.	The transaction of such other matters that properly come before the Annual Meeting or any adjournments thereof.
The board of directors has fixed the close of business on March 31, 2022 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.
BY ORDER OF THE BOARD OF DIRECTORS

John T. Phillips
Director, Senior Executive Vice President, Chief
Operating Officer and Secretary
April 8, 2022
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 26, 2022
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

IMPORTANT VOTING INFORMATION
If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the NASDAQ.
If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NASDAQ rules to vote your shares on the ratification of the appointment of BKD LLP as independent registered public accounting firm for the year 2022 (Proposal 2), even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors (Proposal 1) without instructions from you. Therefore, if you are a beneficial owner and do not provide your broker with instructions on that matter, a broker non-vote will occur and your shares will not be voted on that matter. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.
INTERNET AVAILABILITY OF PROXY MATERIALS
We are making our proxy materials available by the Internet to expedite your receipt of these materials, reduce the cost of printing and distributing the proxy materials and lower the cost and environmental impact of our Annual Meeting. Beginning on April 8, 2022, we mailed or e-mailed to some of you a “Notice of Internet Availability of Proxy Materials” with instructions on how to access our proxy materials over the Internet (or, at your preference, on how to request paper copies of the materials) and how to vote. If you received a notice and would prefer to receive paper copies of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.
MORE INFORMATION IS AVAILABLE
If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The Securities and Exchange Commission (“SEC”) also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareholder.
Additionally, you may contact our Investor Relations Department at investorrelations@bank7.com.

BANK7 CORP.
PROXY STATEMENT
i

PROXY STATEMENT
QUESTIONS AND ANSWERS
Q:	What am I voting on?
A:	You are voting on:
•
The election of the following nine directors: Charles W. Brown, William M. Buergler, Teresa L. “Tracy” Dick, Edward P. “Ed” Gray, William B. “Brad” Haines, John T. “J.T.” Phillips, J. Michael Sanner, Thomas L. “Tom” Travis, and Gary D. Whitcomb, each for a one-year term or until his or her successor is elected and qualified (Proposal 1); and

•	A proposal to ratify the appointment of BKD LLP as the independent registered public accounting firm for the year 2022 (Proposal 2).
Q:	Who is entitled to vote at the Annual Meeting?
A:
Holders of the common stock of Bank7 Corp. (the “Company,” “we,” “our,” or “us”) as of the close of business on March 31, 2022 (the “Record Date”) are entitled to vote at the annual meeting of the shareholders (the “Annual Meeting”).

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials (the “Notice”) this year instead of a full set of proxy materials?
A:
In accordance with Securities and Exchange Commission (“SEC”) rules, we are providing access to our proxy materials over the Internet. As a result, we have sent to most of our shareholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, shareholders may request to receive future proxy materials in printed form by mail or electronically by e-mail. A shareholder’s election to receive proxy materials by mail or e-mail will remain in effect until the shareholder terminates or changes it.

Q:	How do I vote?
A:	You may vote by following any of the following methods.
•
Internet. Vote on the Internet at www.proxyvote.com by following the online instructions. Shareholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that will be borne by the shareholder. If you have Internet access, we encourage you to record your vote on the Internet. The deadline for voting through the Internet is 11:59 p.m. Eastern Time on May 25, 2022.

•	Telephone. Vote by telephone by calling 1-800-690-6903 and follow the instructions provided by the recorded message. The deadline for voting by telephone is 11:59 p.m. Eastern Time on May 25, 2022.
•
Mail. If you requested to receive a paper copy of the proxy materials, you may vote by completing, signing, and dating the proxy card and returning it in the enclosed, postage-paid envelope. If you return your signed proxy card but do not indicate your voting preference, your card will be voted (i) in favor of the election of all nine director nominees, and (ii) for the proposal to ratify the appointment of BKD LLP.

•
Meeting. You may attend and vote at the Annual Meeting. You have the right to revoke your proxy any time before the Annual Meeting, and shareholders who attend the meeting may withdraw their proxies and vote in person if they wish. If you are a beneficial owner whose shares are held of record by a broker, you must obtain a legal proxy to vote those shares in order to attend the meeting.

Q:	Who will count the votes?
A:	Broadridge Corporate Solutions, Inc., our transfer agent, will tabulate the votes.
Q:	What should I do if I receive more than one proxy card?
A:
If you receive more than one Notice or proxy card, it indicates that you own shares in more than one account or that your shares are registered in more than one name. You should vote the shares represented by all Notices or proxy cards you receive.

Q:	What constitutes a quorum at the Annual Meeting?
A:
On the Record Date there were 9,094,468 shares of our common stock issued and outstanding. Each share is entitled to one vote on all matters voted on at the Annual Meeting. A majority of the outstanding shares present or represented by proxy will be a quorum for the Annual Meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. Abstentions and shares held for you by your broker or nominee (broker shares) that are voted on any matter are included in the quorum.

Q:	Who may attend the Annual Meeting?
A:
All shareholders of record as of the Record Date may attend, although seating is limited. If you are a beneficial owner whose shares are held of record by a broker, you must obtain a legal proxy to vote those shares from your broker to attend the meeting.

Q:	What percentage of our stock did our directors and executive officers own on the Record Date?
A:	Together, they owned approximately 43.85% of our issued and outstanding common stock.
Q:	Who pays for this proxy solicitation and how will solicitation occur?
A:
Our board of directors is soliciting this proxy, and we will pay the cost of the solicitation. In addition to the use of the mail, our employees may solicit proxies personally or by telephone, fax, or electronic mail, without additional compensation. Banks, brokerage houses, and other nominees and fiduciaries are requested to forward the proxy material to beneficial owners of our stock and to obtain authorization to execute proxies on behalf of the beneficial owners. Upon request, we will reimburse these parties for their reasonable expenses in forwarding proxy material to beneficial owners.

PROPOSAL 1—ELECTION OF DIRECTORS
Our shareholder will be asked to consider nine nominees for election to our board of directors to serve for a one-year term until the annual meeting of shareholders in 2023. At each annual shareholders’ meeting directors elected to succeed those directors whose terms then expire will be elected for a term of office to expire at the first succeeding annual shareholders’ meeting after their election. Our directors hold office until their successors are elected and qualified, or until such director’s earlier death, resignation or removal.
Our board of directors has nominated for election Charles W. Brown, William M. Buergler, Teresa L. “Tracy” Dick, Edward P. “Ed” Gray, William B. “Brad” Haines, John T. “J.T.” Phillips, J. Michael Sanner, Thomas L. “Tom” Travis, and Gary D. Whitcomb, all of whom currently are directors, each to serve for a term of one year or until his or her successor is elected and qualified.
Each nominee must be elected by a plurality of shares voted in this election. The individuals named as proxies on your proxy card will vote for the election of each nominee unless you withhold authorization. Abstentions and broker non-votes will not have any effect on this proposal.
Each nominee has agreed to serve for a one-year term, if elected. If any nominee is unable to stand for election at this Annual Meeting, the Board may either (i) reduce its size or (ii) nominate an alternate candidate, in which case the proxies will be voted for the alternate candidate.
Your Board recommends a vote “FOR” these directors.

DIRECTOR NOMINEES
Following are brief descriptions of the business experience of our director nominees.
Charles W. Brown	Director Since 2018
Mr. Brown, age 72, has served on the board of directors of the Bank since 2016 and was appointed to our board of directors in 2018. Mr. Brown is the owner of Greenbrier Royalty Fund, Black Hawk Mineral Partners, and Century 2000 Mtg., having served as their Chief Executive Officer since each company was formed in 2017, 2009, and 2010, respectively. In addition to these companies, Mr. Brown has owned and served as the Chief Executive Officer of various companies in the energy industry over a 40-year career. Mr. Brown was selected to serve on our board of directors because he provides insight from his experience in the energy space, specifically his knowledge of oil and gas, mineral and royalty interests, and as a successful business owner.
William M. Buergler	Director Since 2018
Mr. Buergler, age 49, is a license certified public accountant and has over two decades of accounting and tax experience. Mr. Buergler is currently a Partner of MAP Energy, one of the largest privately owned oil and gas mineral companies in the United States. From August 2017 to June 2021, Mr. Buergler served as the Senior Vice President and Chief Accounting Officer of Chesapeake Energy Corporation, or Chesapeake, where he began working in July 2014 as Vice President − Tax. On June 28, 2020, Chesapeake filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. Effective February 9, 2021, Chesapeake obtained approval from the bankruptcy court to emerge bankruptcy protection, after which, Mr. Buergler maintained his position as Chief Accounting Officer. Before joining Chesapeake, Mr. Buergler worked for two public accounting firms: Ernst & Young LLP, where he served as a Partner from 2009 to 2014 and as a Senior Manager from 2002 to 2008; and Arthur Andersen LLP, where he served from 1996 to 2002. Mr. Buergler currently sits on the board of directors of the Regional Food Bank of Oklahoma, or RFBO, and previously served as Chairman and Treasurer of the RFBO Foundation Board. Mr. Buergler holds B.S. and M.S. degrees in Accounting from Oklahoma State University. Mr. Buergler’s tax and accounting acumen and his leadership experience, both in the workplace and the community, qualify him to serve on our board of directors.
Teresa L. “Tracy” Dick	Director Since 2021
Ms. Dick, age 52, has served on the board of directors since March 2021. Ms. Dick has served as Executive Vice President, Chief Accounting Officer and Assistant Secretary of Diamondback Energy, Inc. (“Diamondback”) since February 2019. Prior to her current position with Diamondback, she served as Diamondback’s Executive Vice President and Chief Financial Officer from January 2017 to February 2019, Senior Vice President and Chief Financial Officer from November 2009 to January 2017, and Corporate Controller since joining Diamondback in November 2007. Before joining Diamondback, Ms. Dick held a key management position as the Controller/Tax Director at Hiland Partners, a publicly-traded midstream energy master limited partnership. Ms. Dick has over two decades of accounting experience, including public company experience in both audit and tax areas. Ms. Dick received her Bachelor of Business Administration degree in Accounting from the University of Northern Colorado. Ms. Dick is a certified public accountant and a member of the American Institute of CPAs and the Council of Petroleum Accountants Societies. Ms. Dick’s tax and accounting experience and her experience as Chief Financial Officer and Chief Accounting Officer of a public company qualify her to serve on our board of directors.
William B. “Brad” Haines	Director Since 2004
Mr. Haines, age 72, is the founder of the Company and has served as the Chairman of the board of directors of the Company since its inception in 2004 and the board of directors of the Bank since the Company acquired it in 2004. Mr. Haines served as Chief Executive Officer of the Bank from 2004 until 2014 and has owned and operated various private companies in the construction, real estate, ranching, aerospace, aviation, energy and finance industries. He is the founder and owner of Haines Capital Group, where he has served as Chief Executive Officer since 1999. Mr. Haines’ long-term presence on our board of directors, his reputable position in the community and his extensive experience managing businesses qualify him to serve on our board of directors and as Chairman of the Board.

John T. “J.T.” Phillips	Director Since 2004
Mr. Phillips, age 52, has served on the board of directors of each of the Company and Bank since 2004 and actively participates in the execution of our business strategy. Mr. Phillips has served as Senior Executive Vice President and Chief Operating Officer of the Bank since 2015 and as Secretary of the Company since 2004. He served as President of the Company from 2004 to 2018 and as Chief Financial Officer of the Bank from 2004 to 2015. He was appointed as Senior Executive Vice President and Chief Operating Officer of the Company in 2018. Additionally, Mr. Phillips has served as the Chief Financial Officer of Haines Capital Group since 2003 and as an executive and director of various construction, real estate, ranching, aerospace, aviation, energy and finance companies. Mr. Phillips holds a B.S. in Finance/Accounting from Southwestern Oklahoma State University. Mr. Phillips’ leadership experience and understanding of finance and accounting qualify him to serve on our board of directors.
J. Michael Sanner	Director Since 2018
Mr. Sanner, age 69, began his career at the accounting firm of Arthur Andersen LLP after graduating from the University of Pennsylvania with his MBA and has over 37 years of experience providing assurance services to both public and private companies, primarily in the energy sector. Prior to his retirement in June 2013, Mr. Sanner served as Assurance Partner at Ernst & Young LLP. Mr. Sanner has been involved in numerous civic, professional and charitable organizations. Since September 2017, Mr. Sanner has been a member of the boards of directors of OGE Energy Corp. and its wholly-owned subsidiary, Oklahoma Gas & Electric Company, where he currently serves as chair of audit committee and a member of the nominating and corporate governance committee. Mr. Sanner was selected to serve on our board of directors because of extensive accounting and auditing experience and his active role in the community.
Thomas L. “Tom” Travis	Director Since 2018
Mr. Travis, age 64, has served on the board of directors of the Company since 2018 and the board of directors of the Bank since 2014. He has served as the President and Chief Executive Officer of the Bank since 2014, and he was appointed President and Chief Executive Officer of the Company in 2018. Mr. Travis has over 35 years of experience in the Texas and Oklahoma banking communities. His banking experience includes managing the commercial banking function, insurance agency and swap desk and co-managing a multi-billion dollar mortgage-backed securities portfolio, as well as negotiating, closing and integrating eight merger transactions. Prior to joining the Bank, Mr. Travis worked from 1991 to 2014 at IBC Bank, a Texas-based financial institution, where he served in various roles, including President of IBC Bank San Antonio and IBC Bank Oklahoma. Mr. Travis has extensive knowledge and experience running a large commercial bank. His community involvement includes having served in Texas and Oklahoma in various civic, business and philanthropic organizations, including as a United Way Trustee, Trustee of Southwest Research Institute, board member of the San Antonio Chamber of Commerce, Oklahoma City Chamber of Commerce, Oklahoma State Chamber of Commerce, Oklahoma Business Roundtable, Paseo Del Rio Association and many others. Mr. Travis holds a General Business degree from Schreiner University in Kerrville, Texas. Mr. Travis’ many years of banking experience provide invaluable leadership and insight to the board of directors, beginning with the establishment of our strategic direction all the way through the oversight of our execution in all major areas, which qualify him to serve on our board of directors.
Gary D. Whitcomb	Director Since 2018
Mr. Whitcomb, age 75, has served on the board of directors of the Bank since 2010 and was appointed to our board of directors in 2018. Mr. Whitcomb has over 30 years of experience as a real estate broker and real estate investor. He has owned and operated Whitcomb Real Estate Sales & Consulting, selling real estate and investment properties, since 1986. Before beginning his real estate career, Mr. Whitcomb served as a First Lieutenant in the U.S. Air Force. Mr. Whitcomb has served as the Mayor and City Commissioner of Woodward, Oklahoma, and has also served on the board of directors of the Woodward Industrial Foundation, United Way, and Kid’s Inc. Mr. Whitcomb holds a B.S. in Business Administration from the University of Oklahoma with an emphasis in finance, accounting and economics. Mr. Whitcomb was selected to serve on our board of directors because of his leadership expertise and his knowledge of the real estate markets in which we operate.

Edward P. “Ed” Gray	Director Since 2022
Mr. Gray, age 59, has served on the board of directors of the Company since February 2022. Mr. Gray has over 30 years of experience in the healthcare industry with an emphasis on finance. He was the President and Chief Executive Officer of Healthcare Partners Investments LLC for over 12 years and currently serves as the Managing Director for Roaring Fork Capital, LLC, which focuses on the management of real estate and healthcare investments. Mr. Gray holds a B.B.A. in Operations Management and Marketing from the Wharton School of Business at the University of Pennsylvania and a M.S. in Leadership Studies and Business Ethics from Duquesne University. Mr. Gray was selected to serve on our board of directors because of his financial and investment experience, as well as his strong leadership background.

EXECUTIVE OFFICERS
The following paragraph contains certain information about our executive officers other than William B. Haines, Thomas L. Travis and John T. Phillips, whose biographical information is included under the heading “Directors” above.
Kelly J. Harris, age 42, joined the Bank in 2012, initially as Controller and then as Vice President and Chief Financial Officer beginning in 2015. He was appointed as Senior Vice President and Chief Financial Officer of the Company in 2018 and Executive Vice President and Chief Financial Officer in 2021. Prior to joining the Bank, Mr. Harris worked in the tax and audit departments at Cole & Reed P.C. Mr. Harris is involved in the local community and serves as the Treasurer of Health Alliance for the Uninsured. Mr. Harris is a licensed Certified Public Accountant and a member of the AICPA and the Oklahoma Society of CPAs. Mr. Harris holds a B.S. in Accounting from the University of Central Oklahoma and a B.A. in Sociology from the University of Oklahoma.
Jason E. Estes, age 43, has served as director, Executive Vice President and Commercial Loan Manager of the Bank since 2016. He was appointed as Chief Credit Officer of the Company and the Bank in 2018. Mr. Estes has 17 years of experience in the banking industry. He began his career at Local Oklahoma Bank in 2001 and became an officer of IBC Bank-Oklahoma in 2004 when it acquired Local Oklahoma Bank. Mr. Estes served in such capacity from 2004 until 2014 when he was promoted to Executive Vice President and Commercial Lending Manager of IBC Bank-Oklahoma. Mr. Estes held the position of Executive Vice President and Commercial Lending Manager of IBC Bank-Oklahoma from 2014 until he joined the Bank in 2016. Mr. Estes has extensive ties to the Oklahoma City community. Mr. Estes earned a B.B.A. degree, with a focus in Finance, at the University of Central Oklahoma, and an A.S. degree in General Studies at Northern Oklahoma College. Mr. Estes was selected to serve on the board of directors of the Bank because of his banking experience and leadership skills.
Douglas A. Haines, age 65, has served as a director and Regional President for Western Oklahoma and Kansas of the Bank since 2016. Prior to joining the Bank, he spent 12 years as Chief Financial Officer and Assistant City Manager for the City of Woodward, Oklahoma, managing its finances and assisting with oversight of all departments. Mr. Haines has served on a number of local and state boards, including as president of the City Management Association of Oklahoma. In addition, he was appointed to serve on a special task force by Governor Mary Fallin, and he shared the honor as co-recipient for the Oklahoma Public Official of the Year in 2005. Mr. Haines holds a B.S. in Business Administration from Southern Nazarene University with a minor in Accounting. Mr. Haines was selected to serve on the board of directors of the Bank because of his knowledge of the Western Oklahoma market and his diverse background in leading both private companies and a municipality.
Lisa K. Haines, age 51, has served on the board of directors of each of the Company and the Bank since 2004. Ms. Haines has served as Senior Vice President and Chief Marketing Officer of the Bank since it was acquired by the Company in 2004. Ms. Haines resigned from the board of directors of the Company in 2018 but continues to serve as director of the Bank. Before joining the Bank, Ms. Haines spent over 10 years working in sound mixing and sound engineering. Ms. Haines holds a B.A. in Journalism, Radio, TV, and Film from the University of Oklahoma. Ms. Haines was selected to serve on the board of directors of the Bank because of her leadership skills and marketing expertise.
Andrew J. Levinson, age 43 joined the Bank in 2019 as Executive Vice President and Regional President of the Tulsa market. Mr. Levinson has 17 years of experience in the banking industry. He began his career at Deloitte and Touche as an auditor in 2000 and then moved to Bank of America in 2003 and became a Vice President. In 2005 Mr. Levinson moved to IBC Bank as an officer and served in that capacity until June of 2014 when he was promoted to President of Tulsa Region for IBC Bank. Mr. Levinson held this position of President of the Tulsa Market of IBC Bank from 2014 until he joined the bank in 2019. Mr. Levinson has extensive ties to the Tulsa community being a third generation Tulsan. He currently serves on the Board of Directors for both the Tulsa Boys Home and The Children’s Hospital at Saint Francis. Mr. Levinson earned a B.B.A. degree in accounting from the University of Tulsa. Mr. Levinson was selected to serve on the board of directors of the Bank because of his banking experience and leadership skills.
Henry C. Litchfield, age 34, joined the Bank in 2014, initially as Loan Documentation Counsel and then as Vice President and Legal Counsel beginning in 2016. He was appointed as Vice President and General Counsel of the Company in 2019. Prior to joining the Bank, Mr. Litchfield served as Assistant General Counsel for the Oklahoma Tax Commission. Mr. Litchfield holds a J.D. magna cum laude from Tulane University Law School and B.A. in Economics from Sewanee: The University of the South.

BOARD MEETINGS AND COMMITTEES
Our Board conducts its business through meetings of the Board and of its committees. The Board met 8 times during 2021. Each director in office on December 31, 2021 attended more than 75% of the total number of meetings held while such director was in office in 2021 of the Board and the committees on which he or she served.
Our board of directors believes it is important for all directors to attend the Annual Meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to express any concerns to them. We have adopted a policy that all directors should attend each annual meeting of shareholders unless they are unable to attend by reason of personal or family illness or pressing matters.
CORPORATE GOVERNANCE
Corporate Governance Guidelines. Our board of directors has adopted Corporate Governance Guidelines that set forth the framework within which our board of directors, assisted by the committees of our board of directors, directs the affairs of our organization. The Corporate Governance Guidelines address, among other things, the composition and functions of our board of directors, director independence, compensation of directors, management succession and review, committees of our board of directors and selection of new directors.
Director Independence. Our common stock is listed on the NASDAQ Global Select Market. Accordingly, we are required to comply with the rules of the NASDAQ Stock Market with respect to the independence of directors who serve on our board of directors and its committees. Under the rules of the NASDAQ Stock Market, independent directors must comprise a majority of our board of directors. The rules of the NASDAQ Stock Market, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors.
Our board of directors has evaluated the independence of its members based upon the rules of the NASDAQ Stock Market and the SEC. Applying these standards, our board of directors has affirmatively determined that each of Charles W. Brown, William M. Buergler, Gary D. Whitcomb, J. Michael Sanner, Teresa L. Dick, and Edward P. Gray is an independent director, as defined under the applicable rules. The board determined that each of Chairman Haines, Mr. Travis and Mr. Phillips does not qualify as an independent director because each is an executive officer of the Company. The board of directors has also determined that the members of the Audit Committee and Compensation Committee are independent under the heightened standards of independence required by Sections 5605(c)(2)(A) and 5605(d)(2)(A), respectively, of the NASDAQ rules. In making these determinations, the board of directors considered the banking relationships with directors and their related interests which we enter into in the ordinary course of our business and the compensation arrangements described under “Certain Transaction,” “Executive Compensation” and “Director Compensation.”
Director Qualifications. We believe that our directors should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in areas relevant to our business. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all shareholders. When considering potential director candidates, our board of directors also considers the candidate’s character, judgment, diversity, skill set, specific business background and experience in the context of our needs and those of the board of directors.

Director Diversity. The SEC approved new listing rules submitted by the NASDAQ Stock Market to advance board diversity through a “comply or disclose” framework and to enhance transparency of board diversity statistics. Under the new rules of the NASDAQ Stock Market, certain companies are required to (1) annually disclose aggregate statistical information about the board of director’s voluntary self-identified gender and racial characteristics and LGBTQ+ status, and (2) include on the board of directors (or publicly disclose why the board does not include) a certain number of “diverse” directors. The compliance period for this disclosure requirement began in 2022. Accordingly, a matrix disclosing the diversity breakdown of our board of directors is set forth below:
Board Diversity Matrix (As of March 31, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part 1: Gender Identity
Directors	1	8	0	0
Part 2: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	8	0	0
Two or More Races or Ethnicities	0	1	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Controlled Company. The William Bradford Haines Financial Services Trust, the Lisa K. Haines Financial Services Trust, and the Julee S. Lawrence Financial Services Trust (collectively, the “Haines Family Trusts”) control a majority of our outstanding voting power and have made a filing as a group under Section 13(d) of the Exchange Act. Accordingly, we are a “controlled company” within the meaning of the corporate governance standards of NASDAQ Stock Market. As a result, although the members of our Audit Committee are required to be independent, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function under the rules of the NASDAQ Stock Market. Notwithstanding the foregoing, we are in full compliance with NASDAQ Global Select Market listing requirements for board independence and committee independence.
Family Relationships. There are no family relationships among the directors of the Company. Our Chairman of the Board is the father of Lisa K. Haines, the Bank’s Executive Vice President and Chief Marketing Officer. In addition, our Chairman of the Board is the brother of Doug Haines, the Bank’s Regional President for Western Oklahoma and Kansas, the uncle of Drew Haines, our Bank’s Vice President – Commercial Lending, and the grandfather of one of the Bank’s employees working in the operations department.
Board of Directors Leadership Structure. It is the practice of the Company to separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction and the day-to-day leadership and performance. The Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for board meetings, presides over meetings of the full board, and facilitates communication among the independent directors and between the independent directors and the Chief Executive Officer. The board of directors further believes that the separation of the duties of the Chief Executive Officer and the Chairman of the Board eliminates any inherent conflict of interest that may arise when the roles are combined.
Executive Sessions. To further strengthen the oversight of the board of directors, our board of directors holds regular executive sessions at which only independent directors are present. The executive sessions are presided over by the Chairman of the Audit Committee, who is an independent director.

Code of Conduct and Ethics. Our board of directors has adopted a Code of Conduct and Ethics Policy, or Code of Conduct, that applies to all of our directors, officers and employees. The Code of Conduct sets forth the standard of conduct that we expect all of our directors, officers and employees to follow, including our Chief Executive Officer and Chief Financial Officer. In addition, our board of directors has adopted a Code of Ethics for the Chief Executive Officer and senior financial officers that applies to our Chief Executive Officer, our Chief Financial Officer and any other officer serving in a finance function and sets forth specific standards of conduct and ethics that we expect from such individuals in addition to those set forth in the Code of Conduct. Our Code of Conduct and our Code of Ethics for the Chief Executive Officer and senior financial officers are available on our website at www.bank7.com. We expect that any amendments to the Code of Conduct or the Code of Ethics for the Chief Executive Officer and senior financial officers, or any waivers of their respective requirements, will be disclosed on our website, as well as any other means required by NASDAQ Global Select Market rules or the SEC.
Risk Management and Oversight. The board of directors has ultimate authority and responsibility for overseeing our risk management. The board of directors monitors, reviews and reacts to material enterprise risks identified by management. The board receives specific reports from executive management on credit, interest rate, liquidity, transactional, compliance and legal, strategic, and reputational risks and the degree of exposure to those risks. The board of directors helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business line leaders. Committees of the board of directors have responsibility for risk oversight in specific areas. The Audit Committee oversees financial, accounting and internal control risk management policies. The Audit Committee also oversees the risk and compliance programs, adherence to management policies and procedures, compliance with regulatory requirements and information technology strategies and activities. The Compensation Committee assesses and monitors risks in our compensation program.
Committees of the Board of Directors
Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our certificate of incorporation and bylaws.
Audit Committee. Our board of directors has adopted an Audit Committee charter that sets out the responsibilities, authority and specific duties of the Audit Committee. The Audit Committee charter is available on our website at www.bank7.com under the “Investor Relations” tab. Current members of our Audit Committee are William M. Buergler (Committee Chairman), Teresa L. “Tracy” Dick, J. Michael Sanner, and Gary D. Whitcomb. The Audit Committee met 6 times in 2021.
Our board of directors has evaluated the independence of each of the members of our Audit Committee and has affirmatively determined that each of the members of our Audit Committee (1) is an independent director under NASDAQ Stock Market rules, (2) satisfies the additional independence standards under applicable SEC rules for audit committee service, and (3) has the ability to read and understand fundamental financial statements. The board of directors has determined that Mr. Buergler qualifies as an “audit committee financial expert,” as defined by the SEC.
The responsibilities of the Audit Committee include the following:
•	overseeing the quality and integrity of regulatory and financial accounting, financial statements, financial reporting processes and systems of internal accounting and financial controls;
•
overseeing the annual independent audit of our financial statements and internal control over financial reporting, the engagement, compensation and retention of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance;

•	resolving any disagreements regarding financial reporting between management and the independent auditor;
•	overseeing and evaluating the performance of the internal audit function and review;
•	meeting with management and the independent auditor to review the effectiveness of our system of internal control and internal audit procedures, and to address any deficiencies in such procedures;

•	overseeing the effectiveness of the system for monitoring compliance with laws and regulations and the results of any investigation by management;
•	instituting and overseeing any special investigations;
•
establishing and overseeing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential anonymous submission by Company employees of concerns, regarding questionable accounting or auditing matters;

•	reviewing our earnings releases and reports filed with the SEC;
•	preparing the Audit Committee report required by SEC rules to be included in our annual report;
•
reviewing the design of our enterprise-wide risk management framework, including the process for assessing and managing risks, benchmarks for and major financial risk exposures from such risks, supporting methods, risk policies, and risk inventories, as they relate to credit, interest rate, liquidity, transactional, compliance and legal, strategic and reputational risks;

•
reviewing reports and recommendations provided by senior management or third-party consultants retained by the committee related to Company’s financial, operational, credit, strategic, market, investment, liquidity, reputational and compliance risks;

•	reviewing significant aggregate risk concentrations and other escalations, and approving significant corrective actions recommended by senior management; and
•	handling such other matters that are specifically delegated to the Audit Committee by our board of directors from time to time.
Compensation Committee. Our board of directors has adopted a Compensation Committee charter that sets out the responsibilities, authority and specific duties of the Compensation Committee. The Compensation Committee charter is available on our website at www.bank7.com under the “Investor Relations” tab. Current members of our Compensation Committee are J. Michael Sanner (Committee Chairman), William M. Buergler, Ed Gray and Charles D. Brown. The Compensation Committee met 3 times in 2021.
Our board of directors has evaluated the independence of each of the members of our Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee meets the definition of an “independent director” under NASDAQ Stock Market rules, including the additional independence standards for members of the Compensation Committee. Our board of directors has also determined that each of the members of the Compensation Committee qualifies as a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act. All compensation, equity awards and transactions subject to Section 16 of the Exchange Act will be approved by a committee or subcommittee of the board of directors that is composed solely of two or more “non-employee directors.”
The Compensation Committee has the following responsibilities:
•
reviewing, determining, and recommending to the board for its confirmation, the annual compensation, annual incentive opportunities and any other matter relating to the compensation of our executive officers;

•	monitoring and evaluating the risks related to our compensation programs and practices;
•	reviewing and comparing compensation practices of any relevant peer group in order to assist in the committee’s evaluation of the appropriateness of our compensation practices and programs;
•
reviewing, approving and administering each of our non-qualified deferred compensation plans and annual incentive plans, and performing such other duties and responsibilities as may be assigned to the committee under the terms of those plans;

•
annually reviewing and recommending to the board the annual director’s compensation and any additional compensation for services on committees of the board, service as a committee or board chairman, meeting fees or any other benefit payable by virtue of the director’s position as a member of the board;

•	reviewing the performance of the executive officers for each fiscal year;

•
reviewing and determining, and recommending to the board of directors for its confirmation, the establishment of the performance measures applicable to each performance-based cash incentive and equity incentive award to be made under any plan, and the applicable performance targets for each such performance measure for each such award granted under any plan;

•
overseeing and making recommendations to the board of directors regarding our compliance with SEC rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on executive compensation and golden parachute compensation, and the requirement under the NASDAQ rules that, with limited exceptions, shareholders approve equity compensation plans; and

•	performing any other duties or responsibilities the board may expressly delegate to the committee from time to time on matters relating to our compensation programs.
Nominating and Corporate Governance Committee. The Board has adopted a Nominating and Corporate Governance Committee charter that sets out the responsibilities, authority and specific duties of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance charter is available on our website at www.bank7.com under the “Investor Relations” tab. Current members of our Nominating and Corporate Governance Committee are Gary D. Whitcomb (Committee Chairman), Charles W. Brown, and Teresa L. “Tracy” Dick. The Nominating and Corporate Governance Committee met 2 times in 2021.
The Board has adopted a Nominating and Corporate Governance Committee charter that sets out the responsibilities, authority and specific duties of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance charter is available on our website at www.bank7.com under the “Investor Relations” tab.
Our board of directors has evaluated the independence of each of the members of our Nominating and Corporate Governance Committee and has affirmatively determined that each of the members of our Nominating and Corporate Governance Committee meets the definition of an “independent director” under NASDAQ Stock Market rules.
The Nominating and Corporate Governance Committee has the following responsibilities:
•	Identifying individuals qualified to become directors, consistent with the criteria approved by the Board, and recommending such director nominees for election to the Board;
•	Developing and recommending to the Board a set of corporate governance guidelines applicable to the Company;
•	Overseeing the evaluation of the Board and management;
•	Recommending members of the Board to serve on committees of the Board and evaluating the operations and performance of such committees;
•	Overseeing and approving the management succession process; and
•	Otherwise taking a leadership role in shaping our corporate governance structure and policies.
The Nominating and Corporate Governance Committee will also consider director nominees put forward by shareholders. Our bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the board of directors at an annual or special meeting. The Nominating and Corporate Governance Committee does not have any specific minimum qualifications that director nominees must have in order to be considered to serve on the board of directors. However, the Nominating and Corporate Governance Committee does take into consideration areas of expertise that director nominees may be able to offer, including professional experience, knowledge, abilities and industry knowledge or expertise. The Nominating and Corporate Governance Committee also considers the director nominees’ potential contribution to the overall composition and diversity of the board of directors.

DIRECTOR COMPENSATION
The following table sets forth compensation paid to our non-employee directors during 2021.
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards ($)(2)	Total ($)
Charles W. Brown	$24,000	$23,228	$47,228
William M. Buergler	$36,000	$34,485	$70,485
Teresa L. Dick	$18,000	$11,065	$29,065
J. Michael Sanner	$36,000	$34,485	$70,485
Gary D. Whitcomb	$30,000	$28,141	$58,141
Lonny D. Wilson(3)	$2,000	$12,163	$14,163
(1)
We pay (i) our non-employee directors $2,000 per month; (ii) the chairmen of our audit and compensation committees $3,000 per month; and (iii) the chairman of our nominating and corporate governance committee $2,500 per month.

(2)
The amounts presented in this column are computed in accordance with ASC 718 and represent the grant date fair values on January 4, 2021 for (i) 1,250 shares of restricted stock awarded to Mr. Sanner and Mr. Buergler; (ii) 1,000 shares for Mr. Whitcomb; and (iii) 850 shares for Mr. Wilson and Mr. Brown and on December 17, 2021 (i) 750 shares to Mr. Sanner and Mr. Buergler; (ii) 625 shares for Mr. Whitcomb; and (iii) 500 shares for Mr. Brown and Mrs. Dick. The closing market price of our common stock on the day of the January grant was $14.31 per share. The January grants vest in full on the one-year anniversary of such grants on January 4, 2022. The closing market price for our common stock on the day of the December grant was $22.13. The December grants vest in full on the one-year anniversary of such grants on December 17, 2022.

(3)	Mr. Wilson passed away on January 25, 2021.
COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS
The shares of our common stock that were beneficially owned on the Record Date by each person who is a director nominee or was a director or NEO on that date and by all directors and executive officers as a group are shown below.
Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Outstanding(2)
William B. Haines	1,778,701(3)	19.56%
Thomas L. Travis	390,500(4)	4.28%
John T. Phillips	256,314(5)	2.81%
Charles W. Brown	1,850	*
William M. Buergler	3,750(6)	*
Gary D. Whitcomb	3,125	*
J. Michael Sanner	6,750(7)	*
Teresa L. Dick	500	*
Edward P. Gray	0	—
All Directors and Executive Officers as a Group (16 persons)	4,028,685	43.85%
*	Less than one percent of shares outstanding
(1)
Beneficial ownership is defined by rules of the SEC and includes shares that the person has or shares voting or investment power over and shares that the person has a right to acquire within 60 days from March 31, 2022. Beneficial ownership totals include: 25,000 shares for Mr. Travis; 16,250 shares for Mr. Phillips; and 51,563 shares for all other directors and executive officers as a group, that are subject to presently exercisable Company stock options.

(2)
In calculating the percentage ownership of each named individual and the group, the number of shares outstanding includes any shares that the person or the group has the right to acquire within 60 days of March 31, 2022.

(3)	William B Haines is the trustee of the William B. Haines Financial Services Trust which owns 1,778,701 shares of common stock of the Company.
(4)	Thomas L. Travis has pledged 300,000 shares of common stock to secure a loan used to pay the income taxes in connection with our grant of common stock to Mr. Travis in 2019.
(5)
John T. Phillips is the trustee of the John T. Phillips Revocable Trust which owns 224,379 shares of common stock of the Company. All of these shares are pledged to secure a loan used to pay the income taxes in connection with our grant of common stock to Mr. Phillips in 2019.

(6)	William M. Buergler is the trustee of the KLB Revocable Family Trust Dated October 12, 2017, which owns 1,000 shares of the common stock of the Company.
(7)	J. Michael Sanner is the co-trustee of the J. Michael Sanner Revocable Trust, which owns 4,000 shares of the common stock of the Company.

OWNERS OF MORE THAN 5% OF THE COMPANY’S COMMON STOCK
Beneficial owners of more than 5% of the common stock are required to file certain ownership reports under the federal securities laws. The following table shows the common stock beneficially owned by persons who have filed these reports reporting beneficial ownership that exceeds 5% of our outstanding common stock on December 31, 2021.
Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Outstanding(2)
Haines Family Trusts(3)	4,648,076	51.24%
William Bradford Haines Financial Services Trust, Mr. Haines as trustee(4)	1,778,701	19.61%
Lisa K. Haines Financial Services Trust, Ms. Haines as beneficiary; 1999 Lisa K. Haines Trust, Ms. Haines as beneficiary, and Lisa Haines, individually(5)	1,438,511	15.79%
Julee S. Lawrence Financial Services Trust, Ms. Thummel as beneficiary(6)	1,430,864	15.77%
(1)
Beneficial ownership is defined by rules of the SEC and includes shares that the person has or shares voting or investment power and shares that the person has a right to acquire within 60 days from March 31, 2022. Beneficial ownership total 4,625 shares for Ms. Haines that are subject to presently exercisable Company stock options. A decision to disclaim beneficial ownership or to include shares held by others is made by the shareholder, not by the Company.

(2)
In calculating the percentage ownership of each named individual and the group, the number of shares outstanding includes any shares that the person or the group has the right to acquire within 60 days of March 31, 2022.

(3)
The William Bradford Haines Financial Services Trust, the Lisa K. Haines Financial Services Trust, and the Julee S. Lawrence Financial Services Trust have filed a Schedule 13D as a group under Section 13(d) of the Securities Exchange Act of 1934.

(4)	The address of William Bradford Haines Financial Services Trust is 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116.
(5)
The address of Lisa K. Haines Financial Services Trust is 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116. Lisa K. Haines is a beneficiary of the Lisa K. Haines Financial Services Trust. The address of 1999 Lisa K. Haines Trust is 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116. Lisa K. Haines is a beneficiary of the 1999 Lisa K. Haines Trust. The 1999 Lisa K. Haines Trust owns 1,335 shares. Lisa. K. Haines owns 1,250 shares individually and has options exercisable within 60 days to purchase 5,062.5 shares of our common stock. individual capacity.

(6)	The address of Julee S. Lawrence Financial Services Trust is 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116. Julee S. Thummel is a beneficiary of the Julee S. Lawrence Financial Services Trust.

EXECUTIVE COMPENSATION
Our named executive officers for 2021, which consist of our principal executive officer and the two other most highly compensated executive officers, are:
•	William B. Haines, Chairman of the Board of the Company and the Bank;
•	Thomas L. Travis, President and Chief Executive Officer of the Company and the Bank; and
•	John T. Phillips, Senior Executive Vice President and Chief Operating Officer of the Company and the Bank
Summary Compensation Table
The following table sets forth information regarding the compensation paid, awarded to, or earned for our fiscal years ended December 31, 2021 and 2020 for each of our named executive officers.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)	Other Compensation ($)(4)	Total Compensation ($)
William B. Haines Chairman	2021	450,000	200,000	—	—	33,030	683,030
	2020	467,308	145,000	—	—	32,977	645,825
Thomas L. Travis President & CEO	2021	450,000	300,000	475,050(2)	67,878(4)	32,229	1,325,157
	2020	465,385	345,000	91,550(3)	—	30,604	932,539
John T. Phillips Senior EVP and COO	2021	325,000	150,000	237,525(2)	33,939(4)	19,318	765,782
	2020	336,538	145,000	73,240(3)	—	18,686	573,465
(1)	Discretionary cash bonuses.
(2)
Represents the grant date fair value for restricted stock units granted in 2021 calculated in accordance with ASC 718. 2021 amounts reflect the grant fair values (i) on January 4, 2021 for 10,000 restricted stock units granted to Mr. Travis and 5,000 restricted stock units granted to Mr. Phillips; and (ii) on December 17, 2021 for 15,000 restricted stock units granted to Mr. Travis and 7,500 restricted stock units granted to Mr. Phillips. See discussion in Footnote 14 to our audited financial statements contained in the Form 10-K for the fiscal year ended December 31, 2021.

(3)
Represents the grant date fair value for restricted stock units granted in 2020 calculated in accordance with ASC 718. See discussion in Footnote 14 to our audited financial statements contained in the Form 10-K for the fiscal year ended December 31, 2020.

(4)
Represents the grant date fair value for stock options granted in 2021 calculated in accordance with ASC 718. See discussion in Footnote 14 to our audited financial statements contained in the Form 10-K for the fiscal year ended December 31, 2021.

(5)	Other Compensation for 2021 includes the following:
Name	Perquisites(i)	Company 401(k) Match(ii)	Life Insurance Premiums	Total “Other Compensation”
William B. Haines	$13,586	$14,500	$4,944	$33,030
Thomas L. Travis	$14,165	$14,500	$3,564	$32,229
John T. Phillips	$3,576	$14,500	$1,242	$19,318
(i)	Amounts reflect automobile and cell phone allowances and country club membership fees.
(ii)	Amounts reflect Company matching contributions under our 401(k) plan.
We compensate our named executive officers through a combination of base salary, annual discretionary bonuses, and other benefits, including perquisites. Our board of directors believes the executive compensation packages that we provide to our executives, including the named executive officers, should reward performance. Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by other institutions that compete for the services of individuals like our named executive officers.
Base Salary
We provide each of our named executive officers with a competitive fixed annual base salary. The base salaries for our named executive officers are reviewed annually by the board of directors by taking into account the results achieved by each executive, his or her future potential, scope of responsibilities and experience, and competitive pay practices. Based upon the comprehensive review, the board of directors has determined the base salaries to be equitable and competitive for our market.
Bonuses
Historically, the board of directors has provided discretionary cash bonuses after the end of each fiscal year. The amount of these discretionary awards, if any, has been based on an overall assessment of our performance, while taking into consideration other factors such as market conditions, regulatory changes, accounting changes, tax law changes and other items that may impact our strategic direction. Based on the profitability of the Company, we set aside on a monthly basis a bonus pool to be allocated among the employees at the end of the fiscal year.
We intend to continue to provide annual cash bonuses to reward achievement of financial or operational goals so that total compensation is reflective of actual company and individual performance.
Equity Incentives
The Bank7 Corp. 2018 Equity Incentive Plan, as amended, or 2018 Plan, provides for the issuance of up to 1,357,500 shares of common stock pursuant to awards of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock and stock unit awards, and other forms of equity or cash compensation. The maximum aggregate number of shares of common stock that may be issued pursuant to all awards under the 2018 Plan increases annually on the first day of each fiscal year after the adoption of the 2018 Plan by the lesser of (i) 1.0% of the total issued and outstanding shares of common stock on the first day of the respective fiscal year, (ii) 100,000 shares of common stock, or (iii) a lesser amount determined by our board of directors. As of the record date, a maximum of 706,587 shares were issuable under the 2018 Plan.
The purpose of the 2018 Plan is to provide selected present and future employees and directors of the Company and its subsidiaries and affiliates with stock based incentives and other equity interests in the Company, thereby giving them a stake in the growth and prosperity of the Company and encouraging the continuance of their services with the Company.
The 2018 Plan is administered by the Compensation Committee. The Compensation Committee has the ability to make awards under the 2018 Plan, and to select employees and directors who may participate in the 2018 Plan, determine the amount and types of awards, determine the terms and conditions of awards, grant awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company; grant substitute awards on terms and conditions as the Compensation Committee may prescribe; make all determinations under the 2018 Plan concerning termination of any participant’s employment or service with the Company; determine whether or not a change-in-control has occurred under the 2018 Plan; construe and interpret the 2018 Plan and any agreement or instrument under the 2018 Plan; establish and administer any terms, conditions, restrictions, limitations, forfeiture, vesting or exercise schedule, and other provisions of or relating to any award; establish and administer any performance goals, including related performance measures or performance criteria and applicable performance periods, determine the extent to which any performance goals and/or other terms and conditions of an award are attained or are not attained, and certify whether, and to what extent, any such performance goals and other material terms applicable to awards under the 2018 Plan intended to qualify as performance-based compensation were in fact satisfied; construe any ambiguous provisions, correct any defects, supply any omissions and reconcile any inconsistencies in the 2018 Plan and/or any award agreement; establish, adopt, amend, waive and/or rescind rules, regulations, procedures, guidelines, forms and/or instruments for the 2018 Plan’s operation or administration; make all valuation determinations relating to awards and the payment or settlement thereof; and grant waivers of terms, conditions, restrictions and limitations under the 2018 Plan or applicable to any award, or accelerate the vesting or exercisability of any award.
Other Benefits and Perquisites
The named executive officers participate in the Bank’s broad-based employee welfare benefit plans, such as medical, dental, vision, supplemental disability and term life insurance. The named executive officers also participate in the Bank’s 401(k) plan. The Bank matches 100% of an employee’s contribution up to 5% of such employee’s salary (excluding bonuses). The named executive officers are provided the same benefits, and participate in the cost at the same rate, as all other employees.

We provide our named executive officers with certain perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee will review the levels of perquisites and other personal benefits provided to named executive officers. Based on this periodic review, perquisites will be awarded or adjusted on an individual basis. The perquisites received by our named executive officers in 2021 included an automobile and cell phone allowance and the use of the Bank-owned country club membership.
2022 Compensation Program
The Compensation Committee retained, The Hunt Financial Group, a banking compensation specialist company to assist the Committee in designing a new executive compensation plan for 2022 and beyond. The primary elements of our executive compensation going forward are base salary, discretionary cash bonuses, long-term incentive compensation in the form of equity awards, and other benefits including perquisites. The goal is for mix and value of these compensation elements to provide our named executive officers with total annual compensation that is both reasonable and competitive within our markets, and appropriately reflects our performance and the executive’s particular contributions to that performance. Since our Chairman’s family group owns over 50% of the outstanding stock, we are excluding him from our executive incentive program.
Total compensation package for the named executives excluding Chairman of the Board for 2022 is as follows:
Named Executive	Base Salary	Potential Short-term Incentive(1)	Potential Long-term Incentive(2)
Thomas L. Travis	550,000	55%	110%
John T. Phillips	350,000	45%	60%
(1)	Expressed as a percentage of Base Salary. Award is at Compensation Committee discretion based on multiple factors.
(2)	Expressed as a percentage of Base Salary. Vesting is over three years based on company performance outlined in the Long-Term Compensation section that follows.
Base Salary. Each named executive officer’s base salary is a fixed component of compensation for each year for performing specific job duties and functions. We review these base salaries at the end of each year, with any adjustments implemented at the beginning of the next year. In considering whether to make adjustments to the base salary rates of our named executive officers, our compensation committee considers many factors, including but not limited to (a) changes to the scope of the executive’s responsibilities, (b) the executive’s job performance, and (c) the competitive market for executive talent, as estimated based on the competitive market data developed by the Hunt Financial Group, our independent compensation consultant, publicly available information and the experience of the compensation committee and of the board of directors.
Short-term Incentive Compensation. Our annual short-term incentive awards for the named executive officers are determined in January of each year and based on an overall assessment by the Compensation Committee and are granted at the Compensation Committee’s discretion. Potential cash bonuses are evaluated based on market conditions, and also specific performance measures.
Long-Term Incentive Compensation. Equity-based incentives are an effective means for aligning the interests of our executives with the interests of our shareholders, and we have linked those incentive payouts to value created for all shareholders. In addition, we use equity-based incentive compensation as a retention tool. Because the stock awards vest over a multi-year period, they provide our executives with an ongoing incentive to continue their employment with us and to maximize shareholder value.
Total Long-Term Incentive Compensation for the named executives, excluding the Chairman of the Board, for 2022 will be subject to 3-year vesting in equal, annual installments. The award amount will be based on a weighting of the following performance metrics:
Named Executive	ROA top quartile (1)	3-Yr average Net Charge Offs < 25 bps	TSR (2) > 50% of peers(1)	Base Potential LTI Award	Additional Potential LTI Award(3)	Total Potential LTI Award
Thomas L. Travis	27%	27%	26%	80%	30%	110%
John T. Phillips	17%	17%	16%	50%	10%	60%

(1)
At the end of the first quarter of 2023, the determination of LTI awards will be made based on the 3-year average performance for the periods of 2020, 2021 & 2022 with respect to Return on Assets (“ROA”) and Total Shareholder Return (“TSR”).

(2)
TSR is calculated by taking the product of (i) tangible capital at the end of the current year (ii) less tangible capital at the end of the prior year (iii) plus total dividends paid out during the year; divided by tangible capital at the end of the prior year.

(3)
Award is at Compensation Committee discretion based on multiple factors including achieving TSR > 75% of peers, changes to peer group, changes to peer group target compensation, stock price performance, and M&A activity.

The Compensation Committee will have the authority to exercise positive or negative discretion with respect to Long-Term Incentive Compensation Awards.
Outstanding Equity Awards at Fiscal Year End 2021
Name	Option Awards					Stock Award
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Thomas L. Travis	9/24/2018	22,500	7,500	19.00	9/19/2028
	1/04/2021	2,500	7,500	14.39	1/04/2031
						9/24/2018	40,000	920,000
						1/06/2020	4,000	92,000
						1/04/2021	10,000	230,000
						12/17/2021	15,000	345,000
John T. Phillips	9/24/2018	15,000	5,000	19.00	9/19/2028
	1/04/2021	1,250	3,750	14.39	1/04/2031
						1/06/2020	3,200	73,600
						1/04/2021	5,000	115,000
						12/17/2021	7,500	172,500
(1)	Stock options vest at a rate of 25% per year beginning on the first anniversary of the grant date.
(2)	Restricted Stock Units vest at a rate of 20% per year beginning on the first anniversary of the grant date.
(3)	Calculated using 2021 year-end closing stock price of $23.00 per share.
Potential Payments on Termination or Change in Control
We have entered into Restricted Stock Award Agreements and Stock Option Award Agreements with our named executive officers (the “Participants”). The Restricted Stock Unit Award Agreement and the Stock Option Award Agreements each provide for the vesting of all unvested restricted stock units and stock options, respectively, upon the earlier of (i) the Participant’s death, (ii) the Participant’s disability, or (iii) immediately prior to a “Change in Control” of the Company. Generally, a “Change in Control” consists of one of the following events:
•	a person becoming the beneficial owner of 50% or more of our then outstanding voting securities;
•	the sale or disposition of all or substantially all of our assets;
•
individuals serving on our Board whose election or nomination was approved by a majority of the then incumbent board (outside the context of an election contest), cease to constitute a majority of the Board; and

•
a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

The following tables set forth values for acceleration of restricted stock and “in-the-money” stock options that would have been realized by our named executive officers upon the termination of employment situations set forth below as of December 31, 2021.
Thomas L. Travis
Executive Benefits and Payments Upon Termination	Death	Disability	Change of Control
Restricted Stock	$1,506,500	$1,506,500	$1,506,500
Stock Options	$94,575	$94,575	$94,575
Total	$1,601,075	$1,601,075	$1,601,075
John T. Phillips
Executive Benefits and Payments Upon Termination	Death	Disability	Change of Control
Restricted Stock	$313,950	$313,950	$313,950
Stock Options	$52,288	$52,288	$52,288
Total	$366,238	$366,238	$366,238
Employment Agreements
In March 2022, we entered into employment agreements with Messrs. Travis and Phillips. Each agreement is for an initial term of two (2) years with the term automatically extending for successive one-year periods provided that neither party elects not to extend at least 180 days prior to the expiration of the then-current term. Pursuant to the agreements, Mr. Travis’ base salary is $550,000 per year and Mr. Phillips’ is $350,000 per year, subject to increase but not decrease following annual review by the Board.
In the event of Mr. Travis’ termination by the Company without Cause (as defined in the employment agreement) or by Mr. Travis for Good Reason (as defined in the employment agreement) including termination following a change of control, Mr. Travis will be entitled to a lump-sum severance payment within 30 days of termination in an amount equal to (i) his base salary and accrued vacation pay through the date of termination, (ii) an amount equal to three (3) times his base salary and (iii) an amount equal to three (3) times his average annual bonus over the previous three years.
In the event of Mr. Phillips’ termination by the Company without Cause (as defined in the employment agreement) or by Mr. Phillips for Good Reason (as defined in the employment agreement) including termination following a change of control, Mr. Phillips will be entitled to a lump-sum severance payment within 30 days of termination in an amount equal to (i) his base salary and accrued vacation pay through the date of termination, (ii) an amount equal to two (2) times his base salary and (iii) an amount equal to two (2) times his average annual bonus over the previous three years.

RELATED PARTY TRANSACTIONS
Policies and Procedures Regarding Related Party Transactions
Transactions by us or the Bank with related persons are subject to regulatory requirements and restrictions. These requirements and restrictions include the Affiliates Act and the Federal Reserve’s Regulation W (which governs certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors, and principal shareholders). We have adopted policies to comply with these regulatory requirements and restrictions.
In addition, our board of directors has adopted a written policy governing the approval of related person transactions that complies with all applicable requirements of the SEC and the NASDAQ Global Select Market concerning related person transactions. Related person transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related person has or will have a direct or indirect material interest. Related persons of the Company include directors (including nominees for election as directors), executive officers, beneficial holders of more than 5% of our capital stock and the immediate family members of these persons. Our executive management team, in consultation with outside counsel, as appropriate, will review potential related person transactions to determine if they are subject to the policy. In determining whether to approve a related person transaction, that committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related person’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related person, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies.
Ordinary Banking Relationships
Certain of our officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with us or the Bank in the ordinary course of business. These transactions include deposits, loans, wealth management products and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. Any loans we originate with officers, directors and principal shareholders, as well as their immediate family members and affiliates, are approved by our board of directors in accordance with the Bank’s regulatory requirements.
As of the date of this proxy statement, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal shareholders, as well as their immediate family members and affiliates.
Employment Arrangements
We currently employ certain immediate family members of our Chairman of the Board in the following capacities: Douglas A. Haines, the Bank’s Regional President for Western Oklahoma and Kansas, is the brother of our Chairman of the Board and Lisa K. Haines, the Bank’s Executive Vice President and Chief Marketing Officer, is the daughter of our Chairman of the Board. The background experience of Douglas A. Haines and Lisa K. Haines are discussed under the heading “Executive Officers”. During the year ended 2021, we paid Douglas A. Haines $297,910 cash compensation, issued him 1,250 restricted stock units with a grant date fair market value of $27,662.50, and issued him options to purchase 4,000 shares of stock with a grant date fair market value of $27,151.16 for his services as an employee. During the year ended 2021, we paid Lisa K. Haines $355,000 cash compensation, issued her 1,250 restricted stock units with a grant date fair market value of $27,662.50 and issued her options to purchase 1,750 shares of stock with a grant date fair market value of $11,878.63 for her services as an employee. These individuals are also entitled to participate in the general welfare programs of the Bank to the same extent as the other Bank employees.
Registration Rights Agreement
In connection with our initial public offering, we entered into a registration rights agreement with the Haines Family Trusts. The agreement provides the Haines Family Trusts with certain demand and piggyback registration rights in respect of any registrable shares of our common stock held by them, subject to various conditions and limitations as set forth in the agreement. We will pay all expenses in connection with any such registrations. On December 9, 2021, one of the Haines Family Trusts sold 1.1 million Company shares in a secondary registered offering. The Company incurred $163,000 of expenses in connection with this offering.
Branch Lease Transaction
Chairman Haines is the manager of Haines Realty Investments Co., LLC, or Haines Realty, a business entity owned by trusts established for Lisa K. Haines and Julee S. Thummel, his daughters. The Bank leases its branch located in Woodward, Oklahoma from Haines Realty. During 2021, lease and common area maintenance payments to Haines Realty totaled $177,000.00 which we believe to be consistent with prevailing market terms.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file certain reports with the SEC concerning their beneficial ownership of our equity securities. The SEC’s regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors and greater than 10% shareholders. To our knowledge, based solely on a review of the copies of such forms and amendments thereto received by us with respect to 2020, all Section 16(a) filing requirements were timely met, except one late Form 4 filing was made by Lisa K. Haines on February 12, 2021 (late reporting of acquired equity). We make no representation regarding persons who have not identified themselves as being subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 or as to the appropriateness of disclaimers of beneficial ownership.

REPORT OF THE AUDIT COMMITTEE
The Company’s Audit Committee oversees and reports to the board of directors regarding accounting and financial reporting processes, the audits of the financial statements, the qualifications and independence of the independent registered public accounting firm engaged to provide independent audits and related services, and the performance of the internal audit function and independent registered public accounting firm; and also performs the other duties of the committee specified by federal securities laws and regulations, the Federal Deposit Insurance Act and related regulations, the listing standards of the NASDAQ Stock Exchange, and its charter. The committee (1) has reviewed and discussed the audited financial statements included in our 2021 Annual Report on Form 10-K with management; (2) has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 16 (Communication with Audit Committees); and (3) has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the committee concerning independence and has discussed independence with the independent registered public accounting firm. Based upon this review, discussion, disclosures, and materials described in (1) through (3), the committee recommended to the board of directors that the audited financial statements be included in the 2021 Annual Report on Form 10-K. The committee also has considered whether the amount and nature of non-audit services rendered by the independent accountant are consistent with its independence.
March 31, 2022	William M. Buergler, Chairman
Charles W. Brown
J. Michael Sanner
Gary D. Whitcomb

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022
Our Audit Committee recommended and our board of directors approved the engagement of BKD LLP as our independent registered public accounting firm for 2022. The board of directors is submitting this appointment to the vote of the shareholders for ratification.
The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of BKD LLP as our independent registered public accounting firm for 2022. Abstentions will not be counted as votes against this proposal. If the appointment is not ratified by shareholders holding a majority of our issued and outstanding common stock, the vote will be considered in connection with the auditor appointment for 2023. However, it is not anticipated that any change in our independent registered public accounting firm would be made for 2022 because of the difficulty and expense of making another change so long after the beginning of the year.
Our board of directors recommends that you vote “FOR” the ratification of BKD LLP as our independent registered public accounting firm for 2022.
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
A representative of BKD LLP, our independent certified public accounting firm, is expected to be present at the Annual Meeting to respond to shareholders’ questions and will have the opportunity to make a statement.
Fees
The following table presents the aggregate fees paid or accrued by the Company to its independent registered public accounting firms BKD LLP for the year ended December 31, 2020 and 2021
Fee Category	2021	2020
Audit Fees	$294,594	$278,810
Audit - Related Fees	$76,440	—
Tax Fees	—	—
All Other Fees	—	—
Total	$371,034	$278,810
Audit Fees. Consists of fees and expenses for professional services rendered for the audit of our consolidated financial statements, for review of financial statements included in our quarterly reports on Form 10-Q, and for other services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. Consists of aggregate fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”
Tax Fees. Consists of aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning.
All Other Fees. Consists of aggregate fees billed for products and services that are not reported under “Audit Fees,” Audit-Related Fees,” and “Tax Fees.”
Preapproval of Services
The Audit Committee is required by SEC regulations to preapprove all auditing services and permitted non-audit services provided by our independent registered public accounting firm. There is an exception for preapproval of non-audit services if the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total amount of revenues paid by it to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; such services were not recognized by us at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee. All audit services and permitted non-audit services to be performed by our independent auditor have been preapproved by the Audit Committee as required by SEC regulations and the Audit Committee’s charter without exception.

OTHER MATTERS
The Board is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement and matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted as determined by a majority of the board of directors.
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
Any shareholder proposal to take action at the year 2023 annual meeting of shareholders must be received at our executive office at 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116 no later than December 9, 2022, in order to be eligible for inclusion in the Company’s proxy materials for that meeting, unless the date of the 2023 annual meeting is more than 30 days from May 26, 2023, in which case the deadline is a reasonable time before we begin to print and send proxy materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. Under our Bylaws, a shareholder proposal or nomination for director may be eligible for consideration if written notice (together with all supporting documentation required by our bylaws) is delivered or mailed to the Secretary, in the case of an annual meeting of shareholders, not earlier than 120 days and not later than 90 days prior to the first anniversary of the prior year’s annual meeting.
Our shareholders may communicate with the board of directors or any individual director by addressing correspondence to the Board or such director in care of the Secretary at our main office by mail, courier, or facsimile or by e-mail at investorrelations@bank7.com.
BY ORDER OF THE BOARD OF DIRECTORS

Director, Senior Executive Vice President, Chief
Operating Officer and Secretary
Oklahoma City, Oklahoma
April 8, 2022
ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders as of the record date upon written request to: John T. Phillips, Secretary, Bank7 Corp., 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116.